Exhibit 99

PRESS RELEASE

Statement from GE Regarding Moody’s Review

Fairfield, Conn., Jan. 27, 2009–Moody’s informed us today it has placed General Electric Company's and General Electric Capital Corporation's (GECC) long-term Aaa ratings on review for possible downgrade. This review does not affect GE’s and GECC’s short-term funding ratings of Prime-1 (P-1), which were affirmed by Moody's. This action is a follow-up to Moody’s December review of GE’s 2009 operating plan. GE has outlined a plan for the year that is based on the difficult global economic environment we see. During the next few months, we will work constructively with Moody’s on its review. Our objective is to maintain our Triple-A rating but we do not anticipate any major operational impacts should that change. We expect to deliver on the 2009 financial framework that we outlined last week.

GE has taken steps to strengthen its liquidity position, including reducing GE Capital Services’ commercial paper from $88 billion in 3Q ’08 to $65 billion today. We have raised 64% of our long-term funding for 2009. The company has more than $50 billion in cash on hand. During 2008, GE increased its alternative funding by $25 billion and will continue to grow this funding in 2009 and beyond.

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GE (NYSE: GE) is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, medical imaging, and television programming, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements:
"Results are preliminary and unaudited. This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest and exchange rates, commodity and equity prices and the value of financial assets:  continued volatility and further deterioration of the capital markets; the commercial and consumer credit environment; the impact of regulation and regulatory, investigative and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.”

Media Contact:
Russell Wilkerson, 203.373.3193 (office); 203.581.2114 (mobile)
russell.wilkerson@ge.com

Investor Contact:
Trevor Schauenberg, 203.373.2468 (office)
trevor.schauenberg@ge.com